Exhibit 99.1

RockTenn Reports Results for the Fourth Quarter of Fiscal 2011

NORCROSS, Ga.--(BUSINESS WIRE)--November 9, 2011--RockTenn (NYSE:RKT) today reported earnings for the quarter ended September 30, 2011 of $1.17 per diluted share and adjusted earnings of $1.70 per diluted share.

	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
	2011	2010	2011	2010

Earnings per diluted share	$1.17	$2.31	$2.77	$5.70

Restructuring and other costs and operating losses and transition costs due to plant closures	0.35	0.04	1.32	0.13
Acquisition inventory step-up	0.03	—	0.74	—
Loss on extinguishment of debt	—	—	0.50	0.05
Non-cash loss on Canadian intercompany note	0.15	—	0.17	—
Alternative fuel mixture credit, net	—	—	—	(0.74)
Cellulosic biofuel producer credit, net	—	(0.71)	—	(0.71)

Adjusted earnings per diluted share	$1.70	$1.64	$5.50	$4.43

Fourth Quarter Results

  Net sales of $2,463.5 million for the fourth quarter of fiscal 2011 increased $1,656.7 million over the fourth quarter of fiscal 2010, primarily as a result of the full quarter impact of the May 27, 2011, Smurfit-Stone acquisition.
  Segment income, adjusted to eliminate $4.0 million of pre-tax acquisition inventory step-up was $241.0 million, up 81.9% over the prior year quarter, primarily as a result of the Smurfit-Stone acquisition.
  RockTenn’s restructuring and other costs and operating losses and transition costs due to plant closures, net of related noncontrolling interest were $0.35 per diluted share after-tax, for the fourth quarter of fiscal 2011. These costs consisted primarily of $18.0 million of pre-tax facility closure charges primarily related to former Smurfit-Stone corrugated container plants, $8.7 million of pre-tax integration costs that primarily consisted of severance and other employee costs and professional services, $4.0 million of pre-tax acquisition costs, $3.3 million pre-tax operating losses and transition costs in connection with consolidating converting facilities and a charge of $3.3 million for tax adjustments related primarily to non-deductible acquisition costs.
  GAAP requires that an acquirer value inventory acquired at fair value. This reduces the profit on sales to that portion attributable to the selling effort. For us, this step-up in value reduced our income for the fourth quarter of fiscal 2011 by $4.0 million pre-tax, or $0.03 per diluted share after-tax.
  During the quarter we recorded pre-tax expense of $17.3 million, or $0.15 per diluted share after-tax for the non-cash foreign currency translation loss to our U.S. lender of a Canadian intercompany loan acquired in the Smurfit-Stone acquisition. The corresponding non-cash gain to our Canadian borrower on the intercompany loan was recorded as an increase in accumulated other comprehensive income. This loan was repaid during the fourth quarter of fiscal 2011 with borrowings available to our Canadian subsidiaries under our Credit Facility.

Chairman and Chief Executive Officer’s Statement

RockTenn Chairman and Chief Executive Officer James A. Rubright stated, “Our adjusted earnings of $1.70 per share reflect strong performance by all our businesses in the face of higher commodity input costs, and continued earnings accretion from the Smurfit-Stone acquisition, as synergies helped offset the higher input costs.”

Segment Results

Containerboard and Paperboard Tons Produced

Total tons produced in the fourth quarter of fiscal 2011 were approximately 2.39 million tons, an increase of approximately 1.8 million tons over the prior year quarter due to the Smurfit-Stone acquisition. The increase included an increase in recycled paperboard tons and bleached paperboard tons.

Corrugated Packaging Segment

Corrugated Packaging segment net sales increased $1,407.5 million to $1,626.5 million in the fourth quarter of fiscal 2011 compared to the prior year quarter, due primarily to the Smurfit-Stone acquisition. Segment income, adjusted to eliminate $4.0 million of pre-tax acquisition inventory step-up, increased to $153.6 million in the fourth quarter of fiscal 2011 compared to $49.1 million in the prior year quarter. Corrugated segment EBITDA margin was 15.6% for the quarter.

Consumer Packaging Segment

Consumer Packaging segment net sales increased $93.2 million in the fourth quarter of fiscal 2011 compared to the prior year quarter, primarily due to increased display sales including those from the Smurfit-Stone acquisition, higher paperboard selling prices and volumes and higher folding carton and interior partition selling prices and volumes. Segment income was $82.1 million in the fourth quarter of fiscal 2011 compared to $81.9 million in the prior year quarter as increased income from higher selling prices and volumes were largely offset by higher fiber, chemical, freight and energy costs partially offset by lower virgin fiber costs.

Recycling and Waste Solutions Segment

Recycling and Waste Solutions segment net sales increased $318.7 million over the prior year fourth quarter to $355.8 million primarily due to the Smurfit-Stone acquisition and higher fiber prices. Segment income was $5.3 million in the fourth quarter of fiscal 2011 compared to $1.5 million in the fourth quarter the prior year.

Cash Provided From Operating, Financing and Investing Activities

At September 30, 2011, net debt was $3.4 billion and our Leverage Ratio (as hereinafter defined) was 2.61 times, well below our maximum credit agreement covenant of 3.75 times. We reduced net debt by $27.4 million in the September quarter. We generated $122 million in operating cash flow during the quarter and invested $92 million in capital expenditures. Operating cash flow was reduced a total of $102 million for the following three items, (i) $39 million to fund acquisition and restructuring related legacy Smurfit employee payments, (ii) $23 million to fund taking cash payment discounts on legacy Smurfit operations purchases, and (iii) $40 million in receivables and inventory primarily to support increased sales and eliminate supply constraints in our box plant system.

Conference Call

We will host a conference call to discuss our results of operations for the fourth quarter of fiscal 2011 and other topics that may be raised during the discussion at 9:00 a.m., Eastern Time, on November 10, 2011. The conference call will be webcast live with an accompanying slide presentation, along with a copy of this press release, at www.rocktenn.com.

Investors who wish to participate in the webcast via teleconference should dial 888-790-4710 (inside the U.S.) or 773-756-0961 (outside the U.S.) at least 15 minutes prior to the start of the call and enter the passcode ROCKTENN. Replays of the call will be available through November 24, 2011 and can be accessed at 866-351-2785 (U.S. callers) and 203-369-0055 (outside the U.S.).

About RockTenn

RockTenn (NYSE:RKT) is one of North America's leading integrated manufacturers of corrugated and consumer packaging and recycling solutions, with net sales of approximately $10 billion. RockTenn’s 26,000 employees are committed to exceeding their customers’ expectations – every time. The Company operates locations in the United States, Canada, Mexico, Chile, Argentina and China. For more information, visit www.rocktenn.com.

ROCK-TENN COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	FOR THE THREE MONTHS ENDED		FOR THE TWELVE MONTHS ENDED
	September 30,	September 30,	September 30,	September 30,
	2011	2010	2011	2010

NET SALES	$2,463.5	$806.8	$5,399.6	$3,001.4

Cost of Goods Sold (net of alternative fuel mixture
credit of $0, $0, $0 and $28.8)	2,029.1	602.6	4,407.7	2,281.3

Gross Profit	434.4	204.2	991.9	720.1
Selling, General and Administrative Expenses	224.4	87.8	541.2	339.9
Restructuring and Other Costs, net	30.9	3.3	93.3	7.4

Operating Profit	179.1	113.1	357.4	372.8
Interest Expense	(33.2)	(17.0)	(88.9)	(75.5)
Loss on Extinguishment of Debt	-	-	(39.5)	(2.8)
Interest Income and Other Income (Expense), net	(19.1)	(0.3)	(15.0)	0.1
Equity in Income of Unconsolidated Entities	0.3	0.6	1.5	0.8

INCOME BEFORE INCOME TAXES	127.1	96.4	215.5	295.4

Income Tax Expense	(42.3)	(4.0)	(69.5)	(64.7)

CONSOLIDATED NET INCOME	84.8	92.4	146.0	230.7

Less: Net Income Attributable to Noncontrolling
Interests	(0.9)	(1.0)	(4.9)	(5.1)

NET INCOMEATTRIBUTABLE TO ROCK-TENN
COMPANY SHAREHOLDERS	$83.9	$91.4	$141.1	$225.6

Computation of diluted earnings per share under the two-class method (in millions, except per share data):

Net income attributable to Rock-Tenn Company
shareholders	$83.9	$91.4	$141.1	$225.6
Less: Distributed and undistributed income
available to participating securities	(0.5)	(0.7)	(1.4)	(2.5)
Distributed and undistributed income available
to Rock-Tenn Company shareholders	$83.4	$90.7	$139.7	$223.1

Diluted weighted average shares outstanding	71.6	39.3	50.5	39.1

Diluted earnings per share	$1.17	$2.31	$2.77	$5.70

ROCK-TENN COMPANY
SEGMENT INFORMATION
(UNAUDITED)
(IN MILLIONS)

	FOR THE THREE MONTHS ENDED		FOR THE TWELVE MONTHS ENDED
	September 30,	September 30,	September 30,	September 30,
	2011	2010	2011	2010

NET SALES:

Corrugated Packaging	$1,626.5	$219.0	$2,768.7	$800.6
Consumer Packaging	667.9	574.7	2,359.8	2,132.9
Recycling and Waste Solutions	355.8	37.1	585.9	150.6
Intersegment Eliminations	(186.7)	(24.0)	(314.8)	(82.7)

TOTAL NET SALES	$2,463.5	$806.8	$5,399.6	$3,001.4

SEGMENT INCOME:

Corrugated Packaging (1)	$149.6	$49.1	$241.7	$143.5
Consumer Packaging (2)	82.1	81.9	275.2	290.5
Recycling and Waste Solutions	5.3	1.5	14.8	9.0

TOTAL SEGMENT INCOME	$237.0	$132.5	$531.7	$443.0

Restructuring and Other Costs, net	(30.9)	(3.3)	(93.3)	(7.4)
Non-Allocated Expenses	(26.7)	(15.5)	(79.5)	(62.0)
Interest Expense	(33.2)	(17.0)	(88.9)	(75.5)
Loss on Extinguishment of Debt	-	-	(39.5)	(2.8)
Interest Income and Other Income (Expense), net	(19.1)	(0.3)	(15.0)	0.1

INCOME BEFORE INCOME TAXES	$127.1	$96.4	$215.5	$295.4

(1) Includes inventory step-up expense of $4.0 million and $59.4 million in the three and twelve months ended September 30, 2011, respectively.
(2) Includes alternative fuel mixture credits of $0 and $28.8 million in the three and twelve months ended September 30, 2010, respectively.

In the third quarter of fiscal 2011, following the Smurfit-Stone acquisition, we announced a realignment of our operating responsibilities. For additional information see "Note. 16 - Segment Information" in our Form 10-Q for the period ended June 30, 2011.

ROCK-TENN COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(IN MILLIONS)

	FOR THE THREE MONTHS ENDED		FOR THE TWELVE MONTHS ENDED
	September 30,	September 30,	September 30,	September 30,
	2011	2010	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income	$84.8	$92.4	$146.0	$230.7

Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	130.9	36.7	278.3	147.4
Deferred income tax (benefit) expense	51.2	(67.3)	60.0	(51.1)
Loss on extinguishment of debt	-	-	39.5	2.8
Share-based compensation expense	4.8	4.1	21.4	16.0
Loss on disposal of plant and equipment and other, net	1.0	0.1	0.9	0.3
Equity in income of unconsolidated entities	(0.3)	(0.6)	(1.5)	(0.8)
Proceeds from settlement of foreign currency hedge	-	-	1.7	-
Pension funding (more) less than expense	(28.1)	7.4	(22.7)	10.5
Alternative fuel mixture credit benefit	-	-	-	(29.0)
Impairment adjustments and other non-cash items	27.3	2.8	31.5	5.4
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(8.6)	(23.4)	(14.4)	(22.2)
Inventories	(31.1)	(7.2)	(0.5)	8.4
Other assets	(2.5)	0.4	33.2	(5.2)
Accounts payable	(57.6)	19.0	(38.8)	15.3
Income taxes	(3.1)	(2.5)	(56.2)	55.5
Accrued liabilities and other	(46.7)	2.4	(16.7)	(6.7)

NET CASH PROVIDED BY OPERATING ACTIVITIES	$122.0	$64.3	$461.7	$377.3

INVESTING ACTIVITIES:

Capital expenditures	(91.9)	(45.3)	(199.4)	(106.2)
Cash paid for purchase of businesses, net of cash received	1.4	(23.9)	(1,300.1)	(23.9)
Investment in unconsolidated entities	(0.7)	(0.1)	(2.0)	(0.3)
Return of capital from unconsolidated entities	0.4	0.2	1.0	0.8
Proceeds from sale of property, plant and equipment	1.0	0.4	8.6	3.6
Proceeds from property, plant and equipment insurance settlement	0.2	-	0.5	-

NET CASH USED FOR INVESTING ACTIVITIES	$(89.6)	$(68.7)	$(1,491.4)	$(126.0)

FINANCING ACTIVITIES:

Additions to revolving credit facilities	439.1	0.6	802.6	189.7
Repayments of revolving credit facilities	(285.0)	(10.4)	(564.5)	(197.7)
Additions to debt	0.4	52.0	2,877.4	154.3
Repayments of debt	(180.2)	(27.2)	(1,966.3)	(366.3)
Debt issuance costs	(0.7)	-	(43.8)	(0.2)
Cash paid for debt extinguishment costs	-	-	(37.9)	-
Issuances of common stock, net of related minimum tax withholdings	1.0	1.3	25.2	(0.6)
Purchases of common stock	-	(3.6)	-	(3.6)
Excess tax benefits from share-based compensation	(7.3)	2.4	-	4.3
Capital contributed to consolidated subsidiary from noncontrolling interest	-	1.4	-	1.4
Advances from unconsolidated entity	1.1	1.0	1.7	1.7
Cash dividends paid to shareholders	(14.0)	(5.9)	(37.6)	(23.4)
Cash distributions to noncontrolling interests	(1.0)	(2.5)	(5.2)	(6.9)

NET CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES	$(46.6)	$9.1	$1,051.6	$(247.3)

Effect of exchange rate changes on cash and cash equivalents	4.3	(0.2)	3.9	0.1

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$(9.9)	$4.5	$25.8	$4.1

Cash and cash equivalents at beginning of period	51.6	11.4	15.9	11.8

Cash and cash equivalents at end of period	$41.7	$15.9	$41.7	$15.9

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Income taxes, net of refunds	$3.1	$72.7	$22.7	$56.8
Interest, net of amounts capitalized	44.1	28.5	86.9	76.7

ROCK-TENN COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(IN MILLIONS)

	September 30,	September 30,
	2011	2010

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$41.7	$15.9
Restricted cash and marketable debt securities	41.1	-
Accounts receivable (net of allowances of $30.1 and $7.8)	1,109.6	333.5
Inventories	849.8	269.5
Other current assets	186.7	90.1

TOTAL CURRENT ASSETS	2,228.9	709.0

Property, plant and equipment at cost:
Land and buildings	1,135.1	420.6
Machinery and equipment	5,691.1	1,915.7
Transportation equipment	12.8	13.1
Leasehold improvements	6.9	5.1
	6,845.9	2,354.5
Less accumulated depreciation and amortization	(1,318.7)	(1,104.5)
Net property, plant and equipment	5,527.2	1,250.0
Goodwill	1,839.4	748.8
Intangibles, net	799.4	151.5
Other assets	171.1	55.6

TOTAL ASSETS	$10,566.0	$2,914.9

LIABILITIES AND EQUITY
CURRENT LIABILITES:
Current portion of debt	$143.3	$231.6
Accounts payable	780.7	252.3
Accrued compensation and benefits	220.0	90.7
Other current liabilities	174.3	56.6

TOTAL CURRENT LIABILITIES	1,318.3	631.2

Long-term debt due after one year	3,302.5	897.3

Pension liabilities	1,431.0	165.3
Postretirement medical liabilities	155.2	0.8
Deferred income taxes	827.1	166.4
Other long-term liabilities	153.3	29.2
Redeemable noncontrolling interests	6.3	7.3

Total Rock-Tenn Company shareholders' equity	3,371.6	1,011.3
Noncontrolling interests	0.7	6.1
Total Equity	3,372.3	1,017.4

TOTAL LIABILITIES AND EQUITY	$10,566.0	$2,914.9

Rock-Tenn Company Quarterly Statistics

Segment Operating Statistics
(Production in Thousands of Tons)
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Fiscal Year

Containerboard Production (1)
2009	227.5	188.5	201.4	230.1	847.5
2010	234.2	231.6	243.4	246.1	955.3
2011	246.2	245.5	858.5	1,923.2	3,273.4

Recycled Paperboard Production (2)
2009	204.3	212.1	217.8	219.9	854.1
2010	223.6	227.8	234.2	235.1	920.7
2011	226.7	235.2	239.4	242.0	943.3

SBS / SBL Production
2009	86.6	82.9	76.3	89.5	335.3
2010	85.1	83.5	87.4	84.1	340.1
2011	87.4	86.6	87.3	123.7	385.0

Pulp Production
2009	22.8	23.8	22.6	25.7	94.9
2010	25.6	23.8	24.1	26.1	99.6
2011	23.4	26.2	47.1	101.1	197.8

Total Production (3)
2009	541.2	507.3	518.1	565.2	2,131.8
2010	568.5	566.7	589.1	591.4	2,315.7
2011	583.7	593.5	1,232.3	2,390.0	4,799.5

Mill System Operating Rates
2009	90.0%	85.9%	87.5%	93.6%	89.3%
2010	94.2%	95.1%	98.2%	97.1%	96.2%
2011	95.4%	98.3%	96.7%	99.1%	97.9%

Fiber Reclaimed and Brokered (4)
2009	198.6	192.4	214.8	218.6	824.4
2010	222.4	233.7	229.8	220.7	906.6
2011	211.6	213.7	773.9	1,759.6	2,958.8

(1) Includes Kraft Paper Production

(2) Recycled paperboard tons produced include coated and specialty paperboard, including gypsum paperboard liner tons produced by Seven Hills Paperboard LLC, our unconsolidated joint venture with Lafarge North America, Inc.

(3) Containerboard, SBS/SBL and Pulp tons produced include the Smurfit-Stone tons beginning May 28, 2011.
(4) Fiber Reclaimed and Brokered tons shipped include the Smurfit-Stone tons beginning May 28, 2011.

Rock-Tenn Company Quarterly Statistics

Segment Operating Statistics (Continued)
(Excluding Display Shipments)
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Fiscal Year

Corrugated Containers Shipments - BSF (1) (2)
2009	2.6	2.5	2.7	2.9	10.7
2010	2.7	2.6	2.9	2.8	11.0
2011	2.6	2.9	9.1	19.3	33.9

Corrugated Containers Per Day Shipments - MMSF (1) (2)
2009	43.1	40.1	43.3	43.9	42.6
2010	43.7	42.4	45.0	43.4	43.6
2011	43.1	45.2	144.7	301.4	134.6

Consumer Packaging Converting Shipments - BSF (1)
2009	4.8	4.9	4.9	5.1	19.7
2010	4.9	4.9	5.1	5.2	20.1
2011	5.0	5.2	5.2	5.3	20.7

Consumer Packaging Converting Per Day Shipments - MMSF (1)
2009	77.9	76.9	77.8	80.7	78.3
2010	78.3	78.7	80.4	82.0	79.9
2011	82.2	83.0	82.1	82.5	82.4

(1) MMSF - millions of square feet and BSF - billons of square feet
(2) Corrugated Container Shipments include Smurfit-Stone shipments beginning May 28, 2011.

Rock-Tenn Company Quarterly Statistics

Segment Sales and Segment Income
(In Millions, except Return On Sales data)

	1st Quarter		2nd Quarter		3rd Quarter		4th Quarter		Fiscal Year
Corrugated Packaging Segment Sales
2009	$203.2		$176.5		$186.5		$186.7		$752.9
2010	180.1		191.0		210.5		219.0		800.6
2011	198.3		209.4		734.5		1,626.5		2,768.7
Corrugated Packaging Intersegment Sales
2009	$10.1		$9.7		$8.8		$8.7		$37.3
2010	7.3		8.6		9.6		11.8		37.3
2011	9.4		11.1		21.3		39.9		81.7
Corrugated Packaging Segment Income
2009	$51.1		$42.3		$50.2		$37.7		$181.3
2010	35.8		21.9		36.7		49.1		143.5
2011	37.4		30.1		80.0	(1)	153.6	(2)	301.1
Return On Sales
2009	25.1%		24.0%		26.9%		20.2%		24.1%
2010	19.9%		11.5%		17.4%		22.4%		17.9%
2011	18.9%		14.4%		10.9%	(1)	9.4%	(2)	10.9%

Consumer Packaging Segment Sales
2009	$494.8		$498.9		$511.4		$532.1		$2,037.2
2010	497.8		516.9		543.5		574.7		2,132.9
2011	544.5		567.8		579.6		667.9		2,359.8
Consumer Packaging Intersegment Sales
2009	$4.5		$2.1		$1.7		$2.4		$10.7
2010	2.8		2.6		3.9		3.7		13.0
2011	3.8		3.9		6.8		9.0		23.5
Consumer Packaging Segment Income
2009	$42.8		$58.1		$70.0	(3)	$72.1	(4)	$243.0
2010	55.1	(5)	55.7	(6)	69.0		81.9		261.7
2011	71.0		61.0		61.1		82.1		275.2
Return on Sales
2009	8.6%		11.6%		13.7%	(3)	13.6%	(4)	11.9%
2010	11.1%	(5)	10.8%	(6)	12.7%		14.3%		12.3%
2011	13.0%		10.7%		10.5%		12.3%		11.7%

Recycling and Waste Solutions Segment Sales
2009	$23.2		$14.8		$19.2		$25.6		$82.8
2010	28.6		44.2		40.7		37.1		150.6
2011	41.9		40.8		147.4		355.8		585.9
Recycling and Waste Solutions Intersegment Sales
2009	$3.5		$2.1		$2.7		$4.3		$12.6
2010	5.6		9.0		9.3		8.5		32.4
2011	10.4		10.1		51.3		137.8		209.6
Recycling and Waste Solutions Segment Income
2009	$(0.2)		$-		$0.5		$1.5		$1.8
2010	1.2		4.1		2.2		1.5		9.0
2011	2.3		2.6		4.6		5.3		14.8
Return on Sales
2009	(0.9)%		0.0%		2.6%		5.9%		2.2%
2010	4.2%		9.3%		5.4%		4.0%		6.0%
2011	5.5%		6.4%		3.1%		1.5%		2.5%

(1) Excludes $55.4 million of inventory step-up expense.
(2) Excludes $4.0 million of inventory step-up expense.
(3) Excludes $32.7 million of alternative fuel mixture credit, net of expenses.
(4) Excludes $21.4 million of alternative fuel mixture credit, net of expenses.
(5) Excludes $20.7 million of alternative fuel mixture credit, net of expenses.
(6) Excludes $8.1 million of alternative fuel mixture credit.

Rock-Tenn Company Quarterly Statistics

Key Financial Statistics
(In Millions, except EPS Data)

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Fiscal Year

Net Income (Loss) Attributable to Rock-Tenn Company Shareholders
2009	$30.6	$37.4	$87.0	$67.3	$222.3
2010	56.3	32.8	45.1	91.4	225.6
2011	50.3	37.0	(30.1)	83.9	141.1

Diluted Earnings (Loss) per Share (1)
2009	$0.79	$0.97	$2.23	$1.71	$5.71
2010	1.43	0.83	1.14	2.31	5.70
2011	1.27	0.92	(0.60)	1.17	2.77

Depreciation & Amortization
2009	$37.9	$37.3	$37.5	$37.3	$150.0
2010	37.5	36.8	36.4	36.7	147.4
2011	36.7	37.2	73.5	130.9	278.3

Capital Expenditures
2009	$14.2	$17.0	$18.1	$26.6	$75.9
2010	12.3	18.3	30.3	45.3	106.2
2011	28.5	30.3	48.7	91.9	199.4

(1) Fiscal 2009 Diluted Earnings (Loss) per Share has been adjusted to reflect the October 1, 2009 adoption of accounting guidance related to the computation of earnings per share.

Non-GAAP Measures and Reconciliations

We have included financial measures that are not prepared in accordance with GAAP. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. Below, we define the non-GAAP financial measures, provide a reconciliation of each non-GAAP financial measure to the most directly comparable financial measure calculated in accordance with GAAP, and discuss the reasons that we believe this information is useful to management and may be useful to investors. These measures may differ from similarly captioned measures of other companies in our industry. The following non-GAAP measures are not intended to be substitutes for GAAP financial measures and should not be used as such.

Net Debt

We have defined the non-GAAP measure “net debt” to include the aggregate debt obligations reflected in our consolidated balance sheet, less the hedge adjustments resulting from fair value interest rate derivatives or swaps and the balance of our cash and cash equivalents.

Our management uses net debt, along with other factors, to evaluate our financial condition. We believe that net debt is an appropriate supplemental measure of financial condition because it provides a more complete understanding of our financial condition before the impact of our decisions regarding the appropriate use of cash and liquid investments. Set forth below is a reconciliation of net debt to the most directly comparable GAAP measures, Current portion of debt and Long-term debt due after one year for the current quarter and the quarter following the Smurfit-Stone acquisition.

(In Millions)	September 30,	June 30,
	2011	2011

Current Portion of Debt	$143.3	$241.5
Long-Term Debt Due After One Year	3,302.5	3,241.9
Total Debt	3,445.8	3,483.4
Less: Hedge Adjustments Resulting From Fair Value Interest Rate Derivatives or Swaps	(0.4)	(0.7)
	3,445.4	3,482.7
Less: Cash and Cash Equivalents	(41.7)	(51.6)
Net Debt	$3,403.7	$3,431.1

Segment EBITDA Margins

Our management uses “Segment EBITDA Margins”, along with other factors, to evaluate our segment performance against our peers. Management believes that investors also use this measure to evaluate our performance relative to our peers.

Set forth below is a reconciliation of Segment EBITDA margins to the most directly comparable GAAP measures, Segment Income and Segment Sales for the quarter ending September 30, 2011:

(In Millions, except percentages)
	Corrugated Packaging	Consumer Packaging	Recycling and Waste Solutions	Corporate / Other	Consolidated

Segment Sales	$1,626.5	$667.9	$355.8	$(186.7)	$2,463.5

Segment Income (1)	$153.6	$82.1	$5.3		$241.0
Depreciation and Amortization	100.2	24.2	3.0	3.5	130.9
Segment EBITDA	$253.8	$106.3	$8.3

Segment EBITDA Margins(1)	15.6%	15.9%	2.3%

(1) Excludes $4.0 million of inventory step-up expense in our Corrugated Packaging segment.

Credit Agreement EBITDA and Total Funded Debt

“Credit Agreement EBITDA” is calculated in accordance with the definition contained in our Credit Facility. Credit Agreement EBITDA is generally defined as Consolidated Net Income plus: consolidated interest expense, income taxes of the consolidated companies determined in accordance with GAAP, depreciation and amortization expense of the consolidated companies determined in accordance with GAAP, loss on extinguishment of debt and financing fees, certain non-cash and cash charges incurred, including certain restructuring and other costs, acquisition and integration costs, Smurfit-Stone Adjusted EBITDA, estimated synergies, charges and expenses associated with the write up of inventory acquired and other items.

“Total Funded Debt” is calculated in accordance with the definition contained in our Credit Facility. Total Funded Debt is generally defined as aggregate debt obligations reflected in our balance sheet, less the hedge adjustments resulting from terminated and existing fair value interest rate derivatives or swaps, less certain cash, plus additional outstanding letters of credit not already reflected in debt and certain guarantees.

Our management uses Credit Agreement EBITDA and Total Funded Debt to evaluate compliance with our debt covenants and borrowing capacity available under our Credit Facility. Management believes that investors also use these measures to evaluate our compliance with our debt covenants and available borrowing capacity. Borrowing capacity is dependent upon, in addition to other measures, the “Credit Agreement Debt/EBITDA ratio” or the “Leverage Ratio,” which is defined as Total Funded Debt divided by Credit Agreement EBITDA. As of the September 30, 2011 calculation, our Leverage Ratio was 2.61 times. Our maximum permitted Leverage Ratio under the Credit Facility at September 30, 2011 was 3.75 times.

Set forth below is a reconciliation of Credit Agreement EBITDA for the twelve months ended September 30, 2011, to the most directly comparable GAAP measure, Consolidated Net Income:

(In Millions)	Twelve Months Ended September 30, 2011

Consolidated Net Income	$146.0
Interest Expense, net	80.8
Income Taxes	69.5
Depreciation and Amortization	278.3
Smurfit-Stone Adjusted EBITDA for the period October 1, 2010 to May 27, 2011	470.0
Additional Permitted Charges	304.7
Credit Agreement EBITDA	$1,349.3

Set forth below is a reconciliation of Total Funded Debt to the most directly comparable GAAP measures, Current portion of debt and Long-term debt due after one year:

(In Millions, except ratio)	September 30,
2011

Current Portion of Debt	$143.3
Long-Term Debt Due After One Year	3,302.5
Total Debt	3,445.8
Less: Hedge Adjustments Resulting From Terminated Fair Value Interest Rate Derivatives or Swaps	(0.4)
Total Debt Less Hedge Adjustments	3,445.4
Plus: Letters of Credit, Guarantees and Other Adjustments	75.8
Total Funded Debt	$3,521.2

Credit Agreement EBITDA for the Twelve Months Ended September 30, 2011	$1,349.3

Leverage Ratio	2.61

Adjusted Net Income and Adjusted Earnings per Diluted Share

We also use the non-GAAP measures “adjusted net income” and “adjusted earnings per diluted share”. Management believes these non-GAAP financial measures provide our board of directors, investors, potential investors, securities analysts and others with useful information to evaluate the performance of the Company because it excludes restructuring and other costs, net, and other specific items that management believes are not indicative of the ongoing operating results of the business. The Company and our board of directors use this information to evaluate the Company’s performance relative to other periods. We believe that the most directly comparable GAAP measures to adjusted net income and adjusted earnings per diluted share are Net income attributable to Rock-Tenn Company shareholders and Earnings per Diluted Share, respectively. Set forth at the beginning of this press release is a reconciliation of adjusted earnings per diluted share to Earnings per diluted share. Set forth below is a reconciliation of adjusted net income to Net income attributable to Rock-Tenn Company shareholders:

	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
(In Millions)	2011	2010	2011	2010

Net income attributable to Rock-Tenn Company shareholders	$83.9	$91.4	$141.1	$225.6

Restructuring and other costs and operating losses and transition costs due to plant closures	25.0	1.6	66.5	5.0
Acquisition inventory step-up	2.6	—	37.7	—
Loss on extinguishment of debt	—	—	25.1	1.8
Non-cash loss on Canadian intercompany note	11.0	—	8.6	—
Alternative fuel mixture credit, net	—	—	—	(28.9)
Cellulosic biofuel producer credit, net	—	(27.6)	—	(27.6)

Adjusted net income	$122.5	$65.4	$279.0	$175.9

CONTACT:
RockTenn
John Stakel, 678-291-7900
VP-Treasurer